Exhibit 10.4

July 19, 2015

Gregory S. Butterfield

At the address last on the records of the Company

Re: Amendment Letter

Dear Gregory:

As you know, on or about July 19, 2015, SunEdison, Inc., a Delaware corporation (“Parent”), SEV Merger Sub Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), and Vivint Solar, Inc., a Delaware corporation (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), whereby, ultimately, Merger Sub will be merged with and into the Company with the Company surviving as a wholly-owned subsidiary of Parent (such transactions, the “Transaction”).  This letter amendment (this “Amendment Letter”) amends your Severance Agreement (defined below) and sets forth the treatment of the Options (defined below) in connection with the Transaction, notwithstanding the terms of the Merger Agreement that might otherwise apply.  Capitalized terms not defined herein shall have the meaning set forth in the Merger Agreement.

As soon as practicable following the Effective Time, you will be granted 700,000 restricted stock units in respect of Parent common stock in accordance accordance with a grant agreement consistent in all material respects with the form attached hereto as Exhibit A (the “RSU Award”).

Upon the Effective Time, you agree that the Severance Agreement shall be amended to provide that the Severance Agreement shall be terminated and have no further effect upon the second anniversary of the Effective Time; provided, that the Appendix A thereto (“Restrictive Covenants”) shall continue in full force and effect during your employment or service with the Company or its affiliates and for the one-year period thereafter; provided, further, that for purposes of your Restrictive Covenants, the definition of “Business” shall be amended to include (in addition to the practices set forth therein) all solar development.  Moreover, notwithstanding anything to the contrary contained in the Severance Agreement, you agree that the consummation of the Transaction alone will not constitute a material diminution in your title, duties, authority, reporting position or responsibilities measured in the aggregate for purposes of the Good Reason definition set forth in the Severance Agreement.

Upon the Effective Time, your Options shall be treated in the following manner:

1.	All of the Options other than the Options described in Section 2, whether or not vested, will be treated in accordance with Section 2.03(a) of the Merger Agreement.
2.

Upon the Effective Time, a number of Options equal to 30% of the total number of Options provided in each applicable Award Agreement (defined below) (the “Old Options”), whether or not vested as of the date hereof or as a result of the Transaction, will be converted into an option (the “Rolled Option”) to acquire the number of shares of Parent Common Stock in the manner set forth in Section 2.03(b) of the Merger Agreement; provided, further that, for purposes of the conversion of your Old Options into Rolled Options, those certain Tier II Performance Options granted to you by the Company in 2013 shall be converted into Rolled Options (on the terms set forth below) prior to any of your other Old Options being so converted.  The relevant Parent Common Stock underlying such Rolled Options will be registered with the SEC on Form S-8.

3.

Subject to your continued employment with the Company or its affiliates through the relevant vesting date, 50% of the Rolled Options will vest on each of the first and second anniversaries of the Effective Time; provided, that 100% of the Rolled Options will immediately vest if your employment with the Company and its affiliates is terminated for any reason other than by the

Company for Cause (as defined in the Severance Agreement) or by you for “Good Reason” (as defined below).  Any unvested Rolled Options (determined after giving effect to the preceding sentence) will be forfeited upon your termination of employment with the Company and its affiliates.  For the avoidance of doubt, if you resign voluntarily (not including resignations for death or disability) prior to the vesting of any portion of the Rolled Options, such Rolled Options will be immediately forfeited.

In addition, by signing this Amendment Letter, you agree and acknowledge that (i) you are the holder of such number of Options and at the relevant exercise price(s) as are described in the paragraph below, and (ii) you have not exercised and, prior to the Effective Time, will not exercise, any such Options.

For purposes hereof, “Severance Agreement” refers to that certain Involuntary Termination Protection Agreement, dated as of June 27, 2014, by and between you and Vivint Solar, Inc.; “Options” refers to the non-qualified stock options that are outstanding as of immediately prior to the Effective Time and were granted to you by the Company pursuant to one or more award agreements (the “Award Agreements”) and subject to the terms of the V Solar Holdings, Inc. 2013 Omnibus Incentive Plan (the “Plan”); and “Good Reason” means the occurrence of any of the following events, without your express written consent, unless such events are fully corrected in all material respects by the Parent or the Company within thirty (30) days following written notification by you to the Parent and the Company that you intend to terminate your employment hereunder for one of the following reasons: (i) a material diminution your base salary as in effect immediately following the Effective Time; (ii) a material diminution in your duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law), in each case, as in effect immediately following the Effective Time; or (iii) relocation of your primary work location by more than 50 miles from its then current location.  You shall provide the Parent and the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the first occurrence of such circumstances.  Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by you.

Except for the adjustments specified herein, the Severance Agreement will continue in full force and effect and the Options will continue to remain outstanding in full force and effect in accordance with all of the terms and conditions of the Award Agreement and the Plan; provided, that commencing at the Effective Time, all references to the “Company” in the Award Agreement shall be deemed to refer to Parent; provided, further, that this Amendment Letter shall rendered null and void ab initio in the event that either (i) the Transaction is terminated by any party thereto or (ii) the Transaction is not consummated by March 18, 2016.  In the event of any conflict between the Severance Agreement, the Award Agreement, the Plan, and this Amendment Letter, this Amendment Letter shall control.

[Signature Page Follows]

Very truly yours,

VIVINT SOLAR, INC.

By: /s/ Shawn J. Lindquist

Name: Shawn J. Lindquist

Title:   Chief Legal Officer

AGREED AND ACKNOWLEDGED

as of July     19   , 2015

/s/ Gregory S. Butterfield

GREGORY S. BUFFTERFIELD